Exhibit 4.2

EXECUTION VERSION

AGREEMENT AMONG NOTEHOLDERS

Dated as of January 11, 2017,

by and among

BARCLAYS BANK PLC,

(Initial Note A-1 Holder)

and

BARCLAYS BANK PLC,

(Initial Note A-2 Holder)

1166 Avenue of the Americas

This AGREEMENT AMONG NOTEHOLDERS (“Agreement”), dated as of January 31 2017, is by and among BARCLAYS BANK PLC, a public company registered in England and Wales, having an address at 745 Seventh Avenue, New York, New York 10019 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-1, the “Initial Note A-1 Holder”) and BARCLAYS BANK PLC, a public company registered in England and Wales, having an address at 745 Seventh Avenue, New York, New York 10019 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-2, the “Initial Note A-2 Holder”, and, together with the Initial Note A-1 Holder, the “Initial Senior Noteholder”).

W I T N E S S E T H:

WHEREAS, pursuant to the Mortgage Loan Agreement (as defined herein), the Initial Senior Noteholder originated a certain loan (the “Mortgage Loan”) described on the schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”) to 1166 EJM LLC, a Delaware limited liability company (the “Mortgage Loan Borrower”), which was initially evidenced, inter alia, by three (3) promissory notes (as amended, modified or supplemented, the “Notes”), each dated as of January 11, 2017, with the first such note being that certain Replacement, Amended and Restated Promissory Note A-1 in the original principal amount of $56,250,000.00 (“Note A-1”) made by the Mortgage Loan Borrower in favor of the Initial Note A-1 Holder, the second such note being that certain Replacement, Amended and Restated Promissory Note A-2 in the original principal amount of $28,750,000.00 (“Note A-2”) made by the Mortgage Loan Borrower in favor of the Initial Note A-2 Holder, and the third such note being that certain Replacement, Amended and Restated Promissory Note B in the original principal amount of $25,000,000 (the “Junior Note”) made by the Mortgage Loan Borrower in favor of Barclays Bank, PLC (the “Initial Junior Noteholder”), which notes are each secured by a first priority Amended and Restated Mortgage and Security Agreement, dated January 11, 2017 (as the same may be amended, modified or supplemented from time to time, the “Mortgage”), between the Original Lender and the Mortgage Loan Borrower, encumbering that certain real property located as described in the Mortgage Loan Agreement (the “Mortgaged Property”); and

WHEREAS, the Initial Note A-1 Holder, the Initial Note A-2 Holder and the Initial Junior Noteholder entered into an Agreement Among Noteholders, dated as of January 11, 2017 (the “A/B Co-Lender Agreement”);

WHEREAS, the Initial Note A-1 Holder and the Initial Note A-2 Holder desire to enter into this Agreement to supplement the A/B Co-Lender Agreement and memorialize the terms under which the Initial Note A-1 Holder and the Initial Note A-2 Holder are holding Note A-1 and Note A-2, respectively.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

Section 1.          Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Servicing Agreement.

Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Accelerated Mezzanine Loan Lender” shall mean the Mezzanine Lender if the Mezzanine Loan has been accelerated or if foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the Mezzanine Loan.

“Additional Servicing Expenses” shall mean (a) all Servicing Advances, fees and/or expenses incurred by and reimbursable to any Servicer or Trustee pursuant to the Servicing Agreement, and (b) all interest accrued on Advances made by (x) any Servicer or Trustee in accordance with the terms of the Servicing Agreement or (y) the Non-Lead Servicer or Non-Lead Trustee in accordance with the terms of the related Non-Lead Servicing Agreement; provided that the aggregate special servicing administration fee (which fee is payable solely during the period that the Mortgage Loan is a Specially Serviced Mortgage Loan) shall not exceed an amount equal to 0.25% per annum of the outstanding principal balance of the Mortgage Loan, the special servicing liquidation fee (or equivalent) shall not exceed 1.00% of the collections made with respect to the Mortgage Loan or any sums received from proceeds from the disposition of the Mortgaged Property or the Mortgage Loan, as the case may be, and the special servicing workout fee (or equivalent) shall not exceed 1.00% of the collections made with respect to the Mortgage Loan while the Mortgage Loan is a performing or “corrected” loan (or such other analogous term pursuant to the Servicing Agreement), all subject to adjustments, minimum floors and caps as set forth in the Servicing Agreement.

“Advance Interest Amount” shall mean interest payable on Advances, as specified in the Servicing Agreement or Non-Lead Servicing Agreement, as applicable.

“Advances” shall have the meaning assigned to such term in the Servicing Agreement or Non-Lead Servicing Agreement, as applicable, or such other analogous term used in the Servicing Agreement or Non-Lead Servicing Agreement, as applicable.

“Affiliate” shall mean with respect to any specified Person (i) any other Person that Controls, Controlling or is Controlled by or under common Control with such specified Person (each a “Common Control Party”), (ii) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (iii) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests.

“Agent” shall mean the Initial Agent or such Person to whom the Initial Agent shall delegate its duties hereunder, and from and after the Securitization Date shall mean the Servicer.

“Agreement” shall mean this Agreement Among Noteholders, the exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Appraisal Reduction Amount” shall have the meaning assigned to the term “Appraisal Reduction Amount” or such other analogous term used in the Servicing Agreement.

“Approved Servicer” shall have the meaning assigned to such term in the A/B Co-Lender Agreement.

“Asset Representations Reviewer” shall have the meaning assigned to such term in the Servicing Agreement.

“Asset Status Report” shall have the meaning assigned to such term in the Servicing Agreement.

“Balloon Payment” shall have the meaning assigned to such term in the Servicing Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement or Non-Lead Servicing Agreement, as applicable.

“Certificate Administrator” shall mean the certificate administrator under the Servicing Agreement, if any.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall have the meaning assigned to such term (or equivalent term) in the Servicing Agreement.

“Companion Distribution Account” shall have the meaning assigned to such term (or equivalent term) in the Servicing Agreement.

“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” and “Controls” have meanings correlative thereto.

“Control Appraisal Period” shall have the meaning assigned to such term in the A/B Co-Lender Agreement.

“Controlling Class Representative” shall have the meaning assigned to the term “Directing Certificateholder” in the Servicing Agreement.

“Controlling Noteholder” shall mean as of any date of determination (i) the Junior Noteholder, unless a Control Appraisal Period has occurred and is continuing or (ii) if a Control Appraisal Period has occurred and is continuing, the Note A-1 Holder; provided that at any time the Note A-1 Holder is the Controlling Noteholder and Note A-1 is included in the Lead Securitization, the rights of the “Controlling Noteholder” may be exercised by the holders of the majority of the class of securities issued in the Lead Securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the

“Controlling Noteholder” hereunder, as and to the extent provided in the Servicing Agreement. If a Control Appraisal Period has occurred and any interest in the A-1 Note is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, or the Mortgage Loan Borrower or Mortgage Loan Borrower Related Party would otherwise be entitled to exercise the rights of the A-1 Note as Controlling Noteholder, the rights of the Controlling Noteholder shall be deemed null and void and no Mortgage Loan Borrower or Mortgage Loan Borrower Related Party shall be entitled to exercise such rights. As of the Closing Date, the Controlling Noteholder will be the Junior Noteholder.

“Controlling Noteholder Representative” shall have the meaning assigned to such term in the A/B Co-Lender Agreement.

“Cure Period” shall have the meaning assigned to such term in the A/B Co-Lender Agreement.

“DBRS” shall mean DBRS, Inc., and its successors in interest.

“Default Interest” shall have the meaning assigned to such term in the A/B Co-Lender Agreement.

“Defaulted Loan” shall have the meaning assigned to such term in the Servicing Agreement.

“Defaulted Mortgage Loan Purchase Price” shall have the meaning assigned to such term in the A/B Co-Lender Agreement.

“Defaulted Note Purchase Date” shall have the meaning assigned to such term in Section 12.

“Depositor” shall mean the depositor for the Lead Securitization.

“Event of Default” shall mean, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Documents.

“Fitch” shall mean Fitch Ratings, Inc., and its successors in interest.

“Initial Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Junior Noteholder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-1 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-2 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Noteholders” shall mean, collectively, the Initial Senior Noteholder and the Initial Junior Noteholder.

“Initial Senior Noteholder” shall mean, collectively, the Initial Note A-1 Holder and the Initial Note A-2 Holder.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower, any action for the dissolution of the Mortgage Loan Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower, the cessation of business by the Mortgage Loan Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of the Mortgage Loan Borrower in a transaction permitted under the Mortgage Loan Documents; provided, however, that following any such permitted transaction affecting the title to the Mortgaged Property, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall collectively refer to any such entity or entities.

“Intercreditor Agreement” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Junior Note” shall have the meaning assigned to such term in the recitals.

“Junior Note Principal Balance” shall have the meaning assigned to such term in the A/B Co-Lender Agreement.

“Junior Noteholder” shall have the meaning assigned to such term in the A/B Co-Lender Agreement.

“KBRA” shall mean Kroll Bond Rating Agency, Inc. and its successors in interest.

“Lead Securitization” shall mean the Note A-1 Securitization; provided that, if any other Securitization occurs prior to the Note A-1 Securitization, then the first such Securitization shall be the Lead Securitization until such time as the Note A-1 Securitization occurs.

“Lead Securitization Controlling Class Representative” shall mean the “Controlling Class Representative” or equivalent Person under the Lead Securitization Servicing Agreement.

“Lead Securitization Note” shall mean the Note included in the Lead Securitization.

“Lead Securitization Note Holder” shall mean the holder of the Lead Securitization Note.

“Lead Securitization Servicing Agreement” shall mean (i) the pooling and servicing agreement or other comparable agreement related to the Lead Securitization, and (ii) on and after the date on which the Mortgage Loan is no longer subject to the provisions of the Lead Securitization Servicing Agreement, the “Lead Securitization Servicing Agreement” shall be determined in accordance with the second paragraph of Section 2(a).

“Lead Securitization Trust” shall mean the Securitization Trust created in connection with the Lead Securitization.

“Lender” shall have the meaning assigned to such term in the Mortgage.

“Liquidation Proceeds” shall have the meaning assigned to such term in the Servicing Agreement.

“Major Decisions” shall have the meaning assigned to such term in the A/B Co-Lender Agreement.

“Master Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Master Servicer Remittance Date” shall mean the “Master Servicer Remittance Date” (or analogous term) as defined in the Servicing Agreement.

“Mezzanine Lender” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Mezzanine Loan” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Monetary Default” shall have the meaning assigned to such term in Section 11(a).

“Monetary Default Notice” shall have the meaning assigned to such term in Section 11(a).

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, and its successors in interest.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Agreement” shall mean the Loan Agreement, dated as of January 11, 2017, between the Mortgage Loan Borrower and Original Lender, as the same may be amended, restated, renewed, extended, modified or supplemented from time to time, subject to the terms hereof.

“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Borrower Related Party” shall have the meaning assigned to such term in the A/B Co-Lender Agreement.

“Mortgage Loan Documents” shall mean, with respect to the Mortgage Loan, the Mortgage Loan Agreement, the Mortgage, the Note(s) and all other documents now or hereafter evidencing and securing the Mortgage Loan.

“Mortgage Loan Schedule” shall mean the Schedule attached hereto as Exhibit A.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“Non-Controlling Note” means Note A-2.

“Non-Controlling Note Holder” means each holder of the Non-Controlling Note; provided that with respect to the Non-Controlling Note, at any time such Non-Controlling Note is included in a Securitization, references to the “Non-Controlling Note Holder” herein shall mean the Non-Controlling Note Holder Representative under the related Securitization or any other party assigned the rights to exercise the rights of the “Non-Controlling Note Holder” hereunder, as and to the extent provided in the related pooling and servicing agreement for such Securitization and as to the identity of which the Controlling Note Holder (and, if applicable, the Master Servicer and the Special Servicer) has been given written notice.

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Senior Noteholder to make such payments free of any obligation or liability for withholding.

“Non-Lead Depositor” shall mean the “depositor” under the Non-Lead Servicing Agreement.

“Non-Lead Master Servicer” shall mean the “master servicer” under the Non-Lead Servicing Agreement.

“Non-Lead Securitization Note” shall mean Note A-2.

“Non-Lead Securitization Noteholder” shall mean the Note A-2 Holder.

“Non-Lead Securitization Trust” shall mean the Securitization Trust into which the Non-Lead Securitization Note is deposited.

“Non-Lead Servicer” shall mean the Non-Lead Master Servicer or Non-Lead Special Servicer, as applicable.

“Non-Lead Servicing Agreement” shall mean the pooling and servicing agreement entered into in connection with the Securitization of the Non-Lead Securitization Note.

“Non-Lead Special Servicer” shall mean the “special servicer” under the Non-Lead Servicing Agreement.

“Non-Lead Trustee” shall mean the “trustee” under the Non-Lead Servicing Agreement.

“Non-Monetary Default” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Cure Period” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Notice” shall have the meaning assigned to such term in Section 11(d).

“Nonrecoverable Servicing Advance” shall have the meaning assigned to such term (or equivalent term) in the Servicing Agreement.

“Note” shall mean any of the Note A-1, Note A-2 and the Junior Note, as applicable.

“Note A-1” shall have the meaning assigned to such term in the recitals.

“Note A-1 Holder” shall mean the Initial Note A-1 Holder, or any subsequent holder of Note A-1, together with its successors and assigns.

“Note A-1 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-1 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-1 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-1 Securitization” shall mean the first sale by the Note A-1 Holder of all or a portion of Note A-1 to a depositor who will in turn include such portion of Note A-1 as part of the securitization of one or more mortgage loans.

“Note A-2” shall have the meaning assigned to such term in the recitals.

“Note A-2 Holder” shall mean the Initial Note A-2 Holder, or any subsequent holder of Note A-2, together with its successors and assigns.

“Note A-2 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-2 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Noteholder” shall mean any of the Note A-1 Holder, Note A-2 Holder and Junior Noteholder, as applicable.

“Noteholder Purchase Notice” has the meaning assigned to such term in Section 12.

“Operating Advisor” shall have the meaning assigned to such term in the Servicing Agreement.

“Original Lender” shall mean Barclays Bank PLC.

“P&I Advance” shall mean an advance made by (a) a party to the Servicing Agreement in respect of a delinquent monthly debt service payment on the Lead Securitization Note or (b) a party to the Non-Lead Servicing Agreement in respect of a delinquent monthly debt service payment on the related Non-Lead Securitization Note.

“Person” shall have the meaning assigned to such term in the Servicing Agreement.

“Principal Balance” shall mean either the Senior Note Principal Balance or the Junior Note Principal Balance, as applicable.

“Qualified Institutional Lender” shall have the meaning assigned to such term in the A/B Co-Lender Agreement.

“Rating Agencies” shall mean DBRS, Fitch, KBRA, Moody’s, Morningstar and S&P and their respective successors in interest or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by the Depositor or applicable Non-Lead Depositor to rate the securities issued in connection with the Securitization of any Senior Note; provided, however, that, at any time during which the Mortgage Loan is an asset of one or more Securitizations, “Rating Agencies” or “Rating Agency” shall mean with respect to the Senior Notes, only those rating agencies that are engaged by the Depositor or applicable Non-Lead Depositor, from time to time to rate the securities issued in connection with the Securitization of such Note.

“Rating Agency Confirmation” shall have the meaning given thereto or any analogous term in the Servicing Agreement or Non-Lead Servicing Agreement, as applicable, including any deemed or waived Rating Agency Confirmation.

“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100 - 229.1125, as such rules may be amended and are in effect from time to time, but only to the extent compliance is required as of the applicable date of determination, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

“REMIC” shall mean a real estate mortgage investment conduit within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” shall mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“REO Property” shall have the meaning assigned to such term in the Servicing Agreement.

“S&P” shall mean S&P Global Ratings and its successors in interest.

“SEC” shall mean the Securities and Exchange Commission.

“Securitization” shall mean one or more sales by any Senior Noteholder of all or a portion of its respective Note to a depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Securitization Date” shall mean the effective date on which the Securitization of the first Note or portion thereof is consummated.

“Securitization Trust” shall mean a trust formed pursuant to a Securitization pursuant to which any Senior Note is held.

“Senior Note” shall mean, individually or collectively, as the context may require, Note A-1 and Note A-2.

“Senior Note Principal Balance” shall mean the sum of the Note A-1 Principal Balance and the Note A-2 Principal Balance.

“Senior Noteholder” shall mean, individually or collectively, as the context may require, the Note A-1 Holder and the Note A-2 Holder.

“Servicer” shall mean the Master Servicer or the Special Servicer, as the context may require.

“Servicing Advance” shall have the meaning given thereto in the Servicing Agreement or Non-Lead Servicing Agreement, as applicable.

“Servicing Agreement” shall mean the Lead Securitization Servicing Agreement.

“Servicing Standard” shall have the meaning assigned to such term in the Servicing Agreement.

“Servicing Transfer Event” shall have the meaning assigned to such term in the Servicing Agreement.

“Special Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Specially Serviced Mortgage Loan” shall have the meaning assigned to the term “Specially Serviced Loan” or such other analogous term used in the Servicing Agreement.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Transfer” shall mean any sale, assignment, transfer, pledge, syndication, participation, hypothecation, contribution, encumbrance or other disposition (either (i) directly or (ii) indirectly through entering into a derivatives contract or any other similar agreement, excluding a repo financing).

“Trustee” shall mean the bank or trust company as may be selected by the Depositor and approved by the Rating Agencies to act as trustee or certificate administrator, as applicable, for the Lead Securitization.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996, that is eligible to elect to be treated as a U.S. Person).

Section 2.           Servicing.

(a)    The Senior Noteholders acknowledge and agree that the Mortgage Loan shall be serviced pursuant to the A/B Co-Lender Agreement and the Servicing Agreement.

(b)   The Master Servicer shall be the master servicer of the Mortgage Loan, and from time to time it (or the Trustee, to the extent provided in the Servicing Agreement) (i) shall be required to make Servicing Advances with respect to the Mortgage Loan, subject to the terms of the Servicing Agreement and this Agreement, and (ii) may be required to make P&I Advances on the Lead Securitization Note, if and to the extent provided in the Servicing Agreement and this Agreement. The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement for a Servicing Advance, first from funds on deposit in the Collection Account or Companion Distribution Account for the Mortgage Loan that (in any case) represent amounts received on or in respect of the Mortgage Loan, and then, in the case of Nonrecoverable Servicing Advances, if such funds on deposit in the Collection Account or Companion Distribution Account with respect to the Mortgage Loan are insufficient, from general collections of the Lead Securitization as provided in the Servicing Agreement and from each Non-Lead Securitization Noteholder as provided below. The Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to reimbursement for Advance Interest Amounts on a Servicing Advance or a Nonrecoverable Servicing Advance, in the manner and from the sources provided in the Servicing Agreement, including from general collections of the Lead Securitization and, in the case of Servicing Advances, from general collections of each Non-Lead Securitization as provided herein. To the extent the Master Servicer, the Special Servicer or the Trustee, as applicable, obtains funds from general collections of the Lead Securitization as a reimbursement for a Nonrecoverable Servicing Advance or any Advance Interest Amounts on a Servicing Advance or a Nonrecoverable Servicing Advance, each Non-Lead Securitization Noteholder (including from general collections or any other amounts from the Non-Lead Securitization Trust) shall be required to, promptly following notice from the Master Servicer, reimburse the Lead Securitization for its pro rata share of such Nonrecoverable Servicing Advance or Advance Interest Amounts (it being understood that the pro rata share payable by each Non-Lead Securitization Noteholder under this paragraph would be determined by allocating such Nonrecoverable Servicing Advance or Advance Interest Amount, as the case may be, first to the Junior Notes and then to the Senior Notes, in that order).

(c)    A Non-Lead Master Servicer may be required to make P&I Advances on the related Non-Lead Securitization Note, from time to time, subject to the terms of the applicable Non-Lead Servicing Agreement, the Servicing Agreement and this Agreement. The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to make their own recoverability determination with respect to a P&I Advance to be made on the Lead Securitization Note based on the information that they have on hand and in accordance with the Servicing Agreement. Each Non-Lead Master Servicer, Non-Lead Special Servicer and Non-Lead Trustee, as applicable, shall be entitled to make its own recoverability determination with respect to a P&I Advance to be made on the related Non-Lead Securitization Note based on the information that it has on hand and in accordance with the related Non-Lead Servicing Agreement. The Master Servicer and the Trustee, as applicable, and each Non-Lead Master Servicer and Non-Lead Trustee, as applicable, shall be required to notify the others of the amount of its P&I Advance within two (2) Business Days of making such advance. If the Master Servicer, the Special Servicer or the Trustee, as applicable (with respect to the Lead Securitization Note) or a Non-Lead Master Servicer, Non-Lead Special Servicer or Non-Lead Trustee, as applicable (with respect to the related Non-Lead Securitization Note), determines that a proposed P&I Advance, if made, would be non-recoverable or an outstanding P&I Advance is or would be non-recoverable, or if the Master Servicer, the Special Servicer or the Trustee, as applicable, subsequently determines that a proposed P&I Advance would be non-recoverable or an outstanding P&I Advance is or would be non-recoverable, then the Master Servicer or the Trustee (as provided in the Servicing Agreement, in the case of a determination of non-recoverability by the Master Servicer, the Special Servicer or the Trustee) or the Non-Lead Master Servicer or Non-Lead Trustee (as provided in the related Non-Lead Servicing Agreement, in the case of the a determination of non-recoverability by such Non-Lead Master

Servicer, Non-Lead Special Servicer or Non-Lead Trustee) shall notify the Master Servicer and the Trustee, or the Non-Lead Master Servicer and the Non-Lead Trustee, as the case may be, of the other Securitizations within two (2) business days of making such determination. Each of the Master Servicer, the Trustee, the related Non-Lead Master Servicer and the related Non-Lead Trustee, as applicable, will only be entitled to reimbursement for a P&I Advance and advance interest thereon that becomes non-recoverable first from the Collection Account or Companion Distribution Account from amounts allocable to the Note for which such P&I Advance was made, and then, if funds are insufficient, (i) in the case of the Lead Securitization Note, from general collections of the Lead Securitization Trust, pursuant to the terms of the Servicing Agreement and (ii) in the case of the Non-Lead Securitization Note, from general collections of the related Securitization Trust, as and to the extent provided in the related Non-Lead Servicing Agreement.

Section 3.           Payments.

(a)    Payments made pursuant to Section 3 of the A/B Co-Lender Agreement shall be applied by the Lead Securitization Noteholder (or its designee) and distributed by the Servicer for payment in the order of priority set forth in Section 3 of the A/B Co-Lender Agreement.

(b)   For clarification purposes, Penalty Charges (as defined in the Lead Securitization Servicing Agreement) paid on the Senior Notes pursuant to Section 3 or Section 4 under the A/B Co-Lender Agreement, shall be allocated to each Senior Noteholder on a pro rata basis and applied first, to reduce, on a pro rata basis, the amounts payable on the Senior Notes by the amount necessary to pay the Master Servicer, the Trustee or the Special Servicer for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances in accordance with the terms of the Lead Securitization Servicing Agreement, second, to reduce, on a pro rata basis, the respective amounts payable on Senior Notes by the amount necessary to pay the Master Servicer, Trustee, Non-Lead Master Servicer or Non-Lead Trustee for any interest accrued on any P&I Advance made with respect to such Note by such party (if and as specified in the Lead Securitization Servicing Agreement or the Non-Lead Servicing Agreement, as applicable), third, to reduce, on a pro rata basis, the amounts payable on the Senior Notes by the amount necessary to pay additional trust fund expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the Mortgage Loan (as specified in the Lead Securitization Servicing Agreement) and finally, (i) in the case of the remaining amount of Penalty Charges allocable pursuant to Section 3 or Section 4 under the A/B Co-Lender Agreement to the Lead Securitization Note, be paid to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Lead Securitization Servicing Agreement and (ii) in the case of the remaining amount of Penalty Charges allocable pursuant to Section 3 or Section 4 under the A/B Co-Lender Agreement to the Non-Lead Securitization Note, be paid, (x) prior to the securitization of such Note, to the Non-Lead Securitization Noteholder and (y) following the securitization of such Note, to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Lead Securitization Servicing Agreement.

Section 4.           [Reserved].

Section 5.           Administration of the Mortgage Loan.

(a)          Subject to this Agreement, the A/B Co-Lender Agreement and the Servicing Agreement, the Lead Securitization Noteholder (or the Servicer acting on behalf of the Lead Securitization Noteholder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy and no other Noteholder shall have any voting, consent or other rights whatsoever with respect to the Lead Securitization Noteholder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Subject to this Agreement and the Servicing Agreement (including, without limitation, Section 5(f) of the A/B Co-Lender Agreement), the Non-Lead Securitization Noteholder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Lead Securitization Noteholder (or the Servicer acting on behalf of the Lead Securitization Noteholder) the rights, if any, that the Non-Lead Securitization Noteholder has to, (i) call or cause the Lead Securitization Noteholder to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage Loan Borrower, including, without limitation, filing or causing the Lead Securitization Noteholder to file any bankruptcy petition against the Mortgage Loan Borrower. The Lead Securitization Noteholder (or the Servicer acting on behalf of the Lead Securitization Noteholder) shall not have any fiduciary duty to the Non-Lead Securitization Noteholder in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Lead Securitization Noteholder from the obligation to make any disbursement of funds as set forth herein).

The Non-Lead Securitization Noteholder hereby acknowledges the right and obligation of the Lead Securitization Noteholder (or the Special Servicer acting on behalf of the Senior Noteholder), upon the Mortgage Loan becoming a Defaulted Loan and the determination by the Special Servicer to sell the Lead Securitization Note in accordance with the Servicing Agreement, to sell the Lead Securitization Note and the Non-Lead Securitization Note together as notes evidencing one whole loan if the Special Servicer determines that including the Non-Lead Note in such sale is in accordance with the Servicing Standard in accordance with the terms of this Agreement and the Servicing Agreement. In connection with any such sale, the Special Servicer shall be required to sell all of the Notes as notes evidencing one whole loan in accordance with the terms of the Servicing Agreement.

Each Non-Lead Securitization Noteholder hereby appoints the Lead Securitization Noteholder as its agent, and grants to the Lead Securitization Noteholder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of soliciting and accepting offers for and consummating the sale of the Non-Lead Securitization Notes. Each Non-Lead Securitization Noteholder further agrees that, upon the request of the Lead Securitization Noteholder, such Non-Lead Securitization Noteholder shall execute and deliver to or at the direction of Lead Securitization Noteholder such powers of attorney or other instruments as the

Lead Securitization Noteholder may reasonably request to better assure and evidence the foregoing appointment and grant, in each case promptly following request, and shall deliver the related original Non-Lead Securitization Note, endorsed in blank, to or at the direction of the Lead Securitization Noteholder in connection with the consummation of any such sale.

(b)          The Controlling Noteholder (or its Controlling Noteholder Representative) shall have, with respect to the Mortgage Loan, all of the same rights and powers of the Controlling Class Representative under the Servicing Agreement with respect to the other mortgage loans included in the Lead Securitization, including without limitation, the right to consent and/or consult regarding Major Decisions and other servicing matters, the right to advise (1) the Special Servicer with respect to all Specially Serviced Loans and (2) the Special Servicer with respect to non-Specially Serviced Loans as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and the right to direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loan as the Controlling Class Representative may deem advisable or as to which provision is otherwise made therein, in each case subject to the terms and conditions of the Securitization Servicing Agreement, the A/B Co-Lender Agreement and this Agreement.

(c)          Intentionally omitted.

(d)          All rights and obligations of the Lead Securitization Noteholder described hereunder may be exercised by the Servicer on behalf of the Lead Securitization Noteholder in accordance with the Servicing Agreement and this Agreement.

(e)          For so long as a Senior Note is included as an asset of a REMIC, within the meaning of Section 860D(a) of the Code, then, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Senior Note and the Junior Note shall each qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Senior Noteholder pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interests of the Noteholders therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code and (iii) the Lead Securitization Noteholder may not modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights which the Lead Securitization Noteholder may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G 2(b) of the regulations of the United States Department of the Treasury, more than three months after the earliest startup day of any REMIC which includes the Senior Note (or any portion thereof). The Noteholders agree that the provisions of this Section 5(e) shall be effected by compliance by the Lead Securitization Noteholder or its assignees with this Agreement or the Servicing Agreement or any other agreement which governs the administration of the Mortgage Loan or the Lead Securitization Noteholder’s interests therein. All costs and expenses of compliance with this Section 5(e), to the extent that such costs and expenses relate to administration of a REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, shall be borne solely by the Senior Noteholders on a pro rata and pari passu basis.

(f)           Intentionally omitted.

(g)          During the continuation of a Control Appraisal Period, the Lead Securitization Noteholder (or its Controlling Class Representative) shall have, with respect to the Mortgage Loan, all of the same rights and powers of the Controlling Class Representative under the Servicing Agreement with respect to the other mortgage loans included in the Lead Securitization, including without limitation, the right to consent and/or consult regarding Major Decisions and other servicing matters, the right to advise (1) the Special Servicer with respect to all Specially Serviced Loans and (2) the Special Servicer with respect to non-Specially Serviced Loans as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and the right to direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loan as the Controlling Class Representative may deem advisable or as to which provision is otherwise made therein, in each case subject to the terms and conditions of the Servicing Agreement.

(g)          During the continuation of a Control Appraisal Period, the Lead Securitization Noteholder (or the Servicer acting on its behalf) shall be required:

(i)           to provide copies of any notice, information and report that it is required to provide to the Controlling Class Representative pursuant to the Servicing Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan, to each Non-Controlling Noteholder (or its controlling class representative), within the same time frame it is required to provide to the Controlling Class Representative (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Representative under the Servicing Agreement due to the occurrence of a Control Termination Event (as defined in the Servicing Agreement) or a Consultation Termination Event (as defined in the Servicing Agreement)); and

(ii)          to consult with each Non-Controlling Noteholder (or its controlling class representative) on a strictly non-binding basis, to the extent having received such notices, information and reports, such Non-Controlling Noteholder (or its controlling class representative) requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan, and consider alternative actions recommended by such Non-Controlling Noteholder (or its controlling class representative); provided that after the expiration of a period of ten (10) Business Days from the delivery to the Non-Controlling Noteholders (or their respective controlling class representatives) by the Lead Securitization Noteholder of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Controlling Class Representative, the Lead Securitization Noteholder (or the Servicer acting on its behalf) shall no longer be obligated to consult with the Non-Controlling Noteholders (or their respective controlling class representatives), whether or not the Non-Controlling Noteholders (or their respective controlling class representatives) have responded within such ten (10) Business Day period (unless, the Lead Securitization Noteholder (or the Servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

Notwithstanding the consultation rights of a Non-Controlling Noteholder (or its controlling class representative) set forth in the immediately preceding sentence, the Lead Securitization Noteholder (or Servicer acting on its behalf) may make any Major Decision or take any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Lead Securitization Noteholder (or Servicer acting on its behalf) determines that immediate action with respect thereto is necessary to protect the interests of the Noteholders. In no event shall the Lead Securitization Noteholder (or Servicer acting on its behalf) be obligated at any time to follow or take any alternative actions recommended by a Non-Controlling Noteholder (or its controlling class representative).

In addition to the consultation rights of the Non-Controlling Noteholders (or its controlling class representative) during the continuation of a Control Appraisal Period, as provided in the immediately preceding paragraph, the Non-Controlling Noteholder shall have the right to attend annual meetings (either telephonically or in person, in the discretion of the Servicer) with the Lead Securitization Noteholder (or the Servicer acting on its behalf) at the offices of the Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Servicer, as applicable, in which servicing issues related to the Mortgage Loan are discussed.

Notwithstanding the foregoing, any Non-Controlling Noteholder that is the Mortgage Loan Borrower or an Affiliate of the Mortgage Loan Borrower shall not have or be entitled to exercise any information or consultation rights granted to a Non-Controlling Noteholder hereunder.

(h)          Following the Securitization of a Non-Lead Securitization Note, all notices, reports, information or other deliverables required to be delivered to the related Non-Lead Securitization Noteholder or the related Non-Controlling Noteholder pursuant to this Agreement or the Servicing Agreement by the Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf) shall be delivered to the related Non-Lead Master Servicer and the Non-Lead Special Servicer (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Non-Lead Servicing Agreement) and, when so delivered to such Non-Lead Master Servicer and Non-Lead Special Servicer, the Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf) shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Servicing Agreement.

Section 6.           Appointment of Controlling Noteholder Representative.

(a)          If the Lead Securitization Noteholder is the Controlling Noteholder, no Controlling Noteholder Representative shall be appointed and the right of the Lead Securitization Noteholder exercisable by the Controlling Class Representative shall be as set forth in the

Servicing Agreement. Similarly, if the Lead Securitization Noteholder is the Controlling Noteholder, the rights of each Non-Lead Securitization Noteholder shall be exercisable by a controlling class representative or directing holder as set forth in the related Non-Lead Servicing Agreement.

(b)          With respect to any Non-Controlling Note, the Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf) shall not be required at any time to deal with more than one party exercising the rights of any particular “Non-Controlling Noteholder” herein or under the Servicing Agreement and, to the extent that the related Non-Lead Servicing Agreement assigns such rights to more than one party, for purposes of this Agreement, the Non-Lead Servicing Agreement or the holders of such New Notes shall designate one party to deal with the Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf) and provide written notice of such designation to the Lead Securitization Noteholder (and the Master Servicer and the Special Servicer acting on its behalf); provided that, in the absence of such designation and notice, the Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf) shall be entitled to treat the last party as to which it has received written notice as having been designated as the Non-Controlling Noteholder with respect to such Non-Controlling Note, as the Non-Controlling Noteholder for such Non-Controlling Note for all purposes of this Agreement. As of the date hereof and until further notice from a Non-Lead Securitization Noteholder (or the Non-Lead Master Servicer or another party acting on its behalf), the Note A-2 Holder is the Non-Controlling Noteholder.

Section 7.           [Reserved].

Section 8.           Payment Procedure.

(a)          The Lead Securitization Noteholder (or the Servicer on its behalf), in accordance with the priorities set forth in Section 3 or Section 4 of the A/B Co-Lender Agreement shall deposit such amounts to the applicable account on the Business Day next following the date such payment was identified and received by the Lead Securitization Noteholder (or the Servicer acting on its behalf) from or on behalf of the Mortgage Loan Borrower; provided, however, to the extent such funds are received after 2:00 p.m. Eastern time on any given Business Day, the Lead Securitization Noteholder (or the Servicer acting on its behalf) shall use commercially reasonable efforts to remit such amounts within one (1) Business Day, but, in any event, shall deposit such amounts within two (2) Business Days.

Section 9.           Limitation on Liability of the Noteholders. No Senior Noteholder (including any Servicer on a Noteholder’s behalf) shall have any liability to the other Senior Noteholder except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of such Noteholder.

The Non-Lead Securitization Noteholder acknowledges that, subject to the terms and conditions hereof and the obligation of the Lead Securitization Noteholder (including any Servicer) to comply with, and except as otherwise required by, the Servicing Standard, the Lead Securitization Noteholder (including any Servicer) may exercise, or omit to exercise, any rights that the Lead Securitization Noteholder may have under this Agreement and the Servicing

Agreement in a manner that may be adverse to the interests of the Non-Lead Securitization Noteholder and that the Lead Securitization Noteholder (including any Servicer) shall have no liability whatsoever to the Non-Lead Securitization Noteholder in connection with the Lead Securitization Noteholder’s exercise of rights or any omission by the Lead Securitization Noteholder to exercise such rights other than as described above; provided, however, that the Servicer must act in accordance with the Servicing Standard.

The Senior Noteholders acknowledge that, subject to the terms and conditions hereof and the obligations of the Non-Lead Securitization Noteholder (including the Non-Lead Servicer) to comply with, and except as otherwise required by, the Servicing Standard, the Non-Lead Securitization Noteholder (including the Non-Lead Servicer) may exercise, or omit to exercise, any rights that a Non-Lead Securitization Noteholder may have under this Agreement and the applicable Non-Lead Servicing Agreement in a manner that may be adverse to the interests of the Lead Securitization Noteholder and that the Non-Lead Securitization Noteholder (including the Non-Lead Servicer) shall have no liability whatsoever to the Lead Securitization Noteholder in connection with such Non-Lead Securitization Noteholder’s exercise of rights or any omission by the Non-Lead Securitization Noteholder to exercise such rights other than as described above; provided, however, that the Non-Lead Servicer must act in accordance with the Servicing Standard.

Section 10.        Bankruptcy. Subject to the provisions of Section 5(f) of the A/B Co-Lender Agreement, the Non-Lead Securitization Noteholder hereby covenants and agrees that only the Lead Securitization Noteholder (or the Servicer on its behalf) has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Mortgage Loan Borrower. Subject to the provisions of Section 5(f) of the A/B Co-Lender Agreement, the Non-Lead Securitization Noteholder further agrees that only the Lead Securitization Noteholder, as a creditor, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding. The Non-Lead Securitization Noteholder hereby appoints the Lead Securitization Noteholder as its agent, and grants to the Lead Securitization Noteholder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of exercising any and all rights and taking any and all actions available to the Non-Lead Securitization Noteholder in connection with any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and to file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. The Non-Lead Securitization Noteholder in its capacity as such, hereby agrees that, upon the request of the Lead Securitization Noteholder, such Non-Lead Securitization Noteholder shall execute, acknowledge and deliver to the Lead Securitization Noteholder all and every such further deeds, conveyances and instruments as the Lead Securitization Noteholder may reasonably request for the better assuring and evidencing of the foregoing appointment and grant. All actions taken by the Servicer in connection with any Insolvency Proceeding are subject to and must be in accordance with the Servicing Standard.

Section 11.         Cure Rights of the Controlling Noteholder.

(a)          If the Junior Noteholder or the Controlling Noteholder Representative (in each case, unless a Control Appraisal Period has occurred and is continuing) has not cured such Monetary Default within five (5) Business Days after receiving the Monetary Default Notice, the Lead Securitization Noteholder shall deliver an additional copy of the Monetary Default Notice in accordance with the A/B Co-Lender Agreement. Any reimbursement to a Senior Noteholder to cure a Monetary Default under the A/B Co-Lender Agreement shall be made to the Lead Securitization Noteholder.

(b)          Consent to additional Cure Periods by the Senior Noteholder under the A/B Co-Lender Agreement shall only be permitted with the consent of the Lead Securitization Noteholder (or if the Lead Securitization Note is included in a Securitization, the Special Servicer on its behalf).

(c)          Intentionally omitted.

Section 12.        Purchase of the Senior Note by the Junior Noteholder. Upon the delivery of the Noteholder Purchase Notice to the Senior Noteholder, the Senior Noteholder shall sell to the Junior Noteholder pursuant to the A/B Co-Lender Agreement the Senior Note at the Defaulted Mortgage Loan Purchase Price, on a date (the “Defaulted Note Purchase Date”) not less than ten (10) and not more than thirty (30) days after the date of the Noteholder Purchase Notice, as shall be established by the Lead Securitization Noteholder. The Defaulted Mortgage Loan Purchase Price shall be calculated by the Lead Securitization Noteholder (or the Servicer on its behalf) at least three (3) Business Days prior to the Defaulted Note Purchase Date (and such calculation shall be accompanied by a listing of all amounts included in the Defaulted Mortgage Loan Purchase Price). The delivery of notice to the Junior Noteholder of the Senior Noteholder’s intent with respect to a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property shall be given by the Lead Securitization Noteholder within ten (10) days’ with respect to such action. Notwithstanding the foregoing sentence, if title to the Mortgaged Property is transferred to the Servicer (or other nominee on behalf of the Noteholders) less than ten (10) days after the acceleration of the Mortgage Loan, the Servicer or Lead Securitization Noteholder shall notify the Junior Noteholder of such transfer.

Section 13.        No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the relationship created hereby among any of the Senior Noteholders as a partnership, association, joint venture or other entity. No Senior Noteholder shall have the obligation whatsoever to offer to the other Senior Noteholder the opportunity to purchase a note interest in any future loans originated by such Senior Noteholder or its Affiliates and if any Senior Noteholder chooses to offer to the other Senior Noteholders the opportunity to purchase a note interest in any future mortgage loans originated by such Senior Noteholder or its Affiliates, such offer shall be at such purchase price and interest rate as such Senior Noteholder chooses, in its sole and absolute discretion. No Senior Noteholder shall have any obligation whatsoever to purchase from the other Senior Noteholders a note interest in any future loans originated by such Senior Noteholder or its Affiliates.

Section 14.         [Reserved].

Section 15.         Cooperation in Securitization.

(a)    Each Senior Noteholder acknowledges that any Senior Noteholder may elect, in its sole discretion, and at its sole cost and expense, to include its Senior Note in a Securitization. In connection with a Securitization and subject to the terms of the preceding sentence: (x) at the request of the securitizing Noteholder, the non-securitizing Noteholder shall use reasonable efforts, at the securitizing Noteholder’s expense, to satisfy, and to cooperate with the securitizing Noteholder in attempting to cause the Mortgage Loan Borrower to satisfy, the market standards to which the securitizing Noteholder customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the Securitization, including, entering into (or consenting to, as applicable) any modifications to this Agreement or the Mortgage Loan Documents and to cooperate with the securitizing Noteholder in attempting to cause the Mortgage Loan Borrower to execute such modifications to the Mortgage Loan Documents, in any such case, as may be reasonably requested by the Rating Agencies to effect the Securitization; provided, however, that no non-securitizing Noteholder shall be required to modify or amend this Agreement or any Mortgage Loan Documents (or consent to such modification, as applicable) in connection therewith, if such modification or amendment would (i) change the interest allocable to, or the amount of any payments due to or priority of such payments, such Noteholder or (ii) increase such Noteholder’s obligations (other than to an immaterial extent) or decrease such Noteholder’s rights, remedies or protections (other than to an immaterial extent). In connection with the Securitization, each non-securitizing Noteholder shall, at the sole cost and expense of the securitizing Noteholder, provide for inclusion in any disclosure document relating to the related Securitization such information concerning the non-securitizing Noteholder and its ownership of the other Notes as the securitizing Noteholder reasonably determines to be necessary or appropriate; and (y) each non-securitizing Noteholder shall cooperate, at the sole cost and expense of the securitizing Noteholder, with the reasonable requests of each Rating Agency and securitizing Noteholder in connection with the Securitization, as well as in connection with all other matters and the preparation of any offering documents thereof and to review and respond reasonably promptly with respect to any information relating to it and the other Notes in any Securitization document. Each non-securitizing Noteholder acknowledges that the information provided by it to the securitizing Noteholder may be incorporated into the offering documents for a Securitization. The securitizing Noteholder and each Rating Agency shall be entitled to rely on the information supplied by, or on behalf of, the non-securitizing Noteholder.

(b)   A securitizing Noteholder may, at its election, deliver to the other Noteholder drafts of the preliminary and final Securitization offering memoranda, prospectus supplement, free writing prospectus and any other disclosure documents and the Securitization Servicing Agreement at such time as it deems necessary or appropriate. Each of the non-securitizing Noteholders may, at its election, review and comment thereon insofar as it relates to such Note and/or such Noteholder, and, if such non-securitizing Noteholder elects to review and comment, such non-securitizing Noteholder shall review and comment thereon as soon as possible but in no event later than two (2) Business Days of its receipt thereof or (5) five Business Days after receipt, in the case of the first draft thereof delivered to such non-securitizing Noteholder and if such non-securitizing Noteholder fails to respond within such time, such non-securitizing Noteholder shall be deemed to have elected to not comment thereon, provided that if such non-securitizing Noteholder elects to review and comment, any such review and comments with respect to the final draft distributed in connection with the preparation of the preliminary and final offering memoranda for printing shall be made no later than 9:00 am, New York City time, on the Business Day following its receipt thereof and if such non-securitizing Noteholder fails to respond by such time, such non-securitizing Noteholder shall be deemed to have elected to not comment thereon. In the event of any disagreement between the such non-securitizing Noteholder with respect to the preliminary and final offering memoranda, prospectus supplement, free writing prospectus or any other disclosure documents the securitizing Noteholder’s determination shall control. A non-securitizing Noteholder has no obligation and shall have no liability with respect to any such offering documents other than the accuracy of any comments it elects to make regarding itself.

Section 16.        Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 17.         Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)          CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND

(d)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 18.        Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. Additionally, from and after a Securitization, this Agreement may not be modified unless a Rating Agency Confirmation has been delivered with respect to the Securitization, except that no Rating Agency Confirmation shall be required in connection with a modification to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provisions herein or with the Servicing Agreement.

Section 19.        Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 19 of the A/B Co-Lender Agreement, each Noteholder may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of the applicable Note Holder hereunder.

Section 20.        Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 21.        Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

Section 22.        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 23.        Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

Section 24.         Withholding Taxes.

(a)         If the Lead Securitization Noteholder or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to the Non-Lead Securitization Noteholder with respect to the Mortgage Loan as a result of the Non-Lead Securitization Noteholder constituting a Non-Exempt Person, the Lead Securitization Noteholder, in its capacity as servicer, shall be entitled to do so with respect to the Non-Lead Securitization Noteholder's interest in such payment (all withheld amounts being deemed paid to the Non-Lead Securitization Noteholder), provided that the Lead Securitization Noteholder shall furnish such Non-Lead Securitization Noteholder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Non-Lead Securitization Noteholder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which the Non-Lead Securitization Noteholder is subject to tax.

(b)         The Non-Lead Securitization Noteholder shall and hereby agrees to indemnify the Lead Securitization Noteholder against and hold the Lead Securitization Noteholder harmless from and against any Taxes, interest, penalties and attorneys' fees and disbursements arising or resulting from any failure of the Lead Securitization Noteholder (or the Servicer on its behalf) to withhold Taxes from payment made to the Non-Lead Securitization Noteholder in reliance upon any representation, certificate, statement, document or instrument made or provided by the Non-Lead Securitization Noteholder to the Lead Securitization Noteholder in connection with the obligation of the Lead Securitization Noteholder to withhold Taxes from payments made to the Non-Lead Securitization Noteholder, it being expressly understood and agreed that (i) the Lead Securitization Noteholder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) the Non-Lead Securitization Noteholder shall, upon request of the Lead Securitization Noteholder and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by the Lead Securitization Noteholder.

(c)         The Non-Lead Securitization Noteholder represents to the Lead Securitization Noteholder (for the benefit of the Mortgage Loan Borrower) that it is not a Non-Exempt Person and that neither the Lead Securitization Noteholder nor the Mortgage Loan Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, the Non-Lead Securitization Noteholder shall deliver to the Lead Securitization Noteholder or Servicer, as applicable, evidence satisfactory to the Lead Securitization Noteholder substantiating that the Non-Lead Securitization Noteholder is not a Non-Exempt Person and that the Lead Securitization Noteholder is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if the Non-Lead Securitization Noteholder is created or organized under the laws of the United States, any state thereof or the

District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Noteholder an Internal Revenue Service Form W¬9 and (ii) if the Non-Lead Securitization Noteholder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, the Non-Lead Securitization Noteholder shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Noteholder Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by the Non-Lead Securitization Noteholder, as evidence of the Non-Lead Securitization Noteholder’s exemption from the withholding of United States tax with respect thereto. The Lead Securitization Noteholder shall not be obligated to make any payment hereunder to the Non-Lead Securitization Noteholder in respect of its Note or otherwise until the Non-Lead Securitization Noteholder shall have furnished to the Lead Securitization Noteholder the requested forms, certificates, statements or documents.

Section 25.        Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than the Non-Lead Securitization Note and the Junior Note) will be held by the Lead Securitization Noteholder (or a custodian acting on behalf of the Lead Securitization Noteholder) on behalf of the registered holders of the Notes.

Section 26.        Notices. All notices required hereunder shall be given by (i) telephone (confirmed promptly in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission (during business hours) if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

All notices and reports (including, without limitation, Asset Status Reports) required to be delivered hereunder by the Lead Securitization Noteholder (or the Servicer on its behalf) to the Controlling Noteholder (or its Controlling Noteholder Representative), or by the Controlling Noteholder (or its Controlling Noteholder Representative) to the Lead Securitization Noteholder (or the Servicer on its behalf), shall also be delivered by the applicable party to the other Noteholders.

Section 27.        Termination of Agent. The Agent may be terminated at any time upon ten (10) days prior written notice from the Lead Securitization Noteholder. In the event that the Agent is terminated pursuant to this Section 27, all of its rights and obligations under this Agreement shall be terminated, other than any rights or obligations that accrued prior to the date of such termination.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Initial Noteholders and Initial Agent have caused this Agreement to be duly executed as of the day and year first above written.

BARCLAYS BANK PLC, as Initial Note A-1 Holder

By:	/s/ Michael Birajiclian
Name: Michael Birajiclian
Title: Authorized Signatory

BARCLAYS BANK PLC, as Initial Note A-2 Holder

By:	/s/ Michael Birajiclian
Name: Michael Birajiclian
Title: Authorized Signatory

BARCLAYS BANK PLC, as Initial Agent

By:	/s/ Michael Birajiclian
Name: Michael Birajiclian
Title: Authorized Signatory

(Agreement Between Note Holders – 1166 Avenue of the Americas)

EXHIBIT A

MORTGAGE LOAN SCHEDULE

Mortgage Loan Agreement:	Loan Agreement, dated as of January 11, 2016, between Original Lender and the Mortgage Loan Borrower
Mortgage Loan Borrower:	1166 EJM LLC, a Delaware limited liability company
Date of the Mortgage Loan Agreement and the Mortgage:	January 11, 2017
Initial Principal Amount of Mortgage Loan:	$110,000,000.00
Location of Mortgaged Property:	1166 Avenue of the Americas, New York, New York
Initial Maturity Date:	February 6, 2027
Initial Note A-1 Principal Balance:	$56,250,000.00
Initial Note A-2 Principal Balance:	$28,750,000.00
Initial Junior Note Principal Balance:	$25,000,000.00

A-1

EXHIBIT B

Initial Note A-1 Holder:
Barclays Bank PLC, a public company registered in England and Wales

Notice Address:

Barclays Bank PLC

745 Seventh Avenue

New York, New York 10019

Attention: Michael S. Birajiclian

Telephone No.: (212) 528-1558

Facsimile No.: (646) 531-5391

Initial Note A-2 Holder:
Barclays Bank PLC, a public company registered in England and Wales

Notice Address:

Barclays Bank PLC

745 Seventh Avenue

New York, New York 10019

Attention: Michael S. Birajiclian

Telephone No.: (212) 528-1558

Facsimile No.: (646) 531-5391

I-1